Exhibit 10.12

EXCLUSIVE INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Exclusive Intellectual Property License Agreement (this “Agreement”) is executed as of June 15, 2026 (the “Execution Date”), by and between GB Sciences, Inc., a Nevada corporation (“Licensor”), and Encore Medical, Inc., a Minnesota corporation (“Licensee”).

RECITALS

A.            Licensor owns or controls certain intellectual property, technology, know-how, trade secrets, trademarks, goodwill, patents, patent applications, copyrights, software, designs, technical information and related rights relating to the products and technologies described on Schedule A (collectively, the “Licensed Technology”).

B.            Licensee desires to obtain, and Licensor desires to grant, an exclusive, perpetual, irrevocable, worldwide, fully-paid license to the Licensed Technology upon the terms and conditions set forth herein.

C.            The parties intend that the rights granted herein provide Licensee with the exclusive right to exploit and commercialize the Licensed Technology and any Licensed Products throughout the Territory.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable considerations, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1
CONDITIONS TO EFFECTIVENESS

1.1	Closing Condition.

This Agreement shall become effective only upon (i) the closing of Licensee’s underwritten initial public offering or other public offering resulting in gross proceeds of not less than $15,000,000, and (ii) the commencement of trading of Licensee’s common stock on the New York Stock Exchange, NYSE American, Nasdaq Capital Market, Nasdaq Global Market, or another national securities exchange approved by Licensee (the “Closing Condition”).

1.2	Effective Date.

Upon satisfaction of the Closing Condition, this Agreement shall automatically become effective and the Effective Date shall be deemed to have occurred.

1.3	No Present Rights.

Until the Effective Date, no license rights, exclusivity rights, payment obligations, delivery obligations, transfer rights or other substantive obligations shall arise under this Agreement except as expressly set forth herein.

1.4	Outside Date.

If the Closing Condition has not occurred on or before September 31, 2026, either party may terminate this Agreement upon written notice.

ARTICLE 2
DEFINITIONS

2.1	Improvements.

“Improvements” means any enhancement, modification, update, derivative work, adaptation, improvement, invention, discovery, development, upgrade or refinement of the Licensed Technology, whether patentable or not.

2.2	Licensed Intellectual Property.

“Licensed Intellectual Property” means collectively:

(a)            all patents and patent applications listed on Schedule A, together with all continuations, continuations-in-part, divisionals, substitutions, reissues, reexaminations, extensions, renewals and foreign counterparts;

(b)            all trademarks, service marks, trade names, logos, domain names and branding assets listed on Schedule B;

(c)            all copyrights, software, source code, object code, databases, documentation, specifications and technical materials relating to the Licensed Technology;

(d)            all trade secrets, confidential information, know-how, formulas, manufacturing processes, methods, designs, drawings, test data, regulatory materials and proprietary information relating to the Licensed Technology;

(e)           all Improvements; and

(f)            all rights to sue for past, present and future infringement of the foregoing to the extent permitted by applicable law.

2.3	Licensed Products

“Licensed Products” means any product, service, process, software, device or technology utilizing, incorporating, derived from or developed using the Licensed Intellectual Property.

2.4	Territory.

“Territory” means worldwide.

2.5	Effective Date.

“Effective Date” means the date on which the Closing Condition is satisfied pursuant to Article 1.

ARTICLE 3
GRANT OF LICENSE

3.1	Exclusive License Grant.

Subject to the terms of this Agreement, Licensor hereby irrevocably grants to Licensee an exclusive, perpetual, worldwide, fully-paid, royalty-free, transferable and sublicensable license under the Licensed Intellectual Property to:

(a)	make, have made, manufacture and produce Licensed Products;

(b)	use, develop, modify and improve Licensed Products;

(c)	market, advertise, promote, distribute, import, export, lease, license, sublicense, sell and offer for sale Licensed Products;

(d)	otherwise exploit and commercialize the Licensed Intellectual Property and Licensed Products in any manner whatsoever.

3.2	Exclusivity.

The license granted herein is exclusive as to all persons, including Licensor. Licensor shall have no right to commercialize, manufacture, market, sell, license, sublicense or otherwise utilize the Licensed Intellectual Property or Licensed Products, except as follows: The Licensor retains the right to use the Licensed Technology for its in-house operations including research and development, grant writing, publications, preparations for clinical trials, and post market surveillance of its own pipeline of plant-based products. The Licensor will not use the Licensed Technology in ways that would compete with the Licensee.

3.3	Fully Paid-Up License.

The parties acknowledge that the consideration described in Article 5 constitutes full and complete payment for all rights granted under this Agreement and that no royalties, milestone payments, maintenance fees, minimum sales requirements or other payments shall be owed by Licensee.

3.4	Irrevocability.

The license granted herein is perpetual and irrevocable and shall not be terminated except by written agreement of the parties.

3.5	No Duty to Commercialize.

Licensee shall have no obligation whatsoever to research, develop, manufacture, market, commercialize, distribute, sell, license, sublicense, maintain, improve, support, promote or otherwise exploit the Licensed Intellectual Property or any Licensed Products. Licensee shall have sole and absolute discretion regarding whether, when, and to what extent it exercises any rights granted under this Agreement.

3.6	No Performance Requirements.

The rights granted under this Agreement are fully paid, perpetual and irrevocable and are not conditioned upon any minimum sales, revenue, development activities, commercialization milestones, maintenance obligations, diligence requirements, performance standards, field-of-use requirements, market penetration requirements or other benchmarks. Failure by Licensee to exercise any right granted under this Agreement shall not constitute a breach, default, abandonment, waiver or grounds for termination of this Agreement.

3.7	No Implied Obligations.

The parties acknowledge and agree that no implied covenant of diligence, commercialization, development, exploitation, best efforts, reasonable efforts, good faith commercialization, active marketing, continuous operation or similar obligation shall apply to Licensee. Any obligation of Licensee must be expressly stated in this Agreement, and no such obligation shall be implied by law, equity, custom, course of dealing, course of performance or usage of trade.

3.8	Nonuse and Discretion.

Licensee’s nonuse, limited use, delayed use or discontinuance of use of the Licensed Intellectual Property shall not diminish, impair, terminate or otherwise affect the rights granted under this Agreement. Licensor acknowledges that a material inducement to Licensee’s entry into this Agreement is the unrestricted right to determine, in its sole discretion, whether the Licensed Intellectual Property is actively exploited, passively held, integrated into other technologies, licensed to third parties, or not used at all, and Licensor expressly waives any claim arising from Licensee's election not to commercialize or otherwise exploit the Licensed Intellectual Property.

ARTICLE 4
IMPROVEMENTS

4.1	Inclusion of Improvements.

All Improvements to the Licensed Technology conceived, developed, acquired or reduced to practice by Licensor or any affiliate of Licensor after the Effective Date shall automatically be deemed Licensed Intellectual Property and shall be subject to the license granted herein without further consideration. To the extent any Improvement is not automatically assigned by operation of law, Licensor hereby irrevocably assigns all right, title and interest therein to Licensee. Licensor shall cause all employees, contractors, consultants and affiliates to execute documents necessary to vest such rights in Licensee.

4.2	Delivery.

Licensor shall promptly disclose any Improvements and provide Licensee copies of all documentation and information relating to any Improvements.

ARTICLE 5
PURCHASE PRICE

5.1	Consideration.

As consideration for the rights granted under this Agreement, and subject to satisfaction of the Closing Condition, Licensee shall, within five (5) business days following the Effective Date (the “Purchase Price”):

(a)	pay Licensor Two Million Dollars ($2,000,000) in immediately available funds; and

(b)   issue to Licensor One Million (1,000,000) shares of Licensee’s common stock in a private placement exempt from registration under Section 4(a)(2) of the Securities Act and, Regulation D (the “Shares”).

The delivery of the cash consideration and the Shares shall constitute full and complete consideration for all rights granted under this Agreement. Notwithstanding anything herein to the contrary, Licensee shall have no obligation to deliver the cash consideration or issue the Shares unless and until the Closing Condition has occurred.

5.2	Investment Representation.

Licensor has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of acquiring the Shares. Licensor represents and warrants that it is sophisticated and has had an adequate opportunity to perform due diligence and consult with its legal and financial advisors about the Shares and transactions contemplated by this Agreement. Licensor acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and are being acquired for investment purposes and not with a view toward distribution. Licensee shall have no duty to maximize the value of the Shares or take any action for the benefit of Licensor as a shareholder. Licensor acknowledges that Licensee may disclose this Agreement and the transactions contemplated hereby in SEC filings, registration statements, periodic reports and stock exchange filings.

5.3	Restricted Securities.

Licensor acknowledges that the Shares will constitute “restricted securities” under applicable federal securities laws and may not be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement or an available exemption from registration. Licensor acknowledges and agrees that Licensee has no obligation, whether now or in the future, to: (a) register the Shares under the Securities Act; (b) maintain the effectiveness of any registration statement; (c) facilitate the resale of the Shares; or (d) take any action to provide liquidity for the Shares; other than listing the Licensee’s common stock on a national exchange. Licensor shall have no demand registration rights, piggyback registration rights, shelf registration rights, resale registration rights or similar rights with respect to the Shares unless expressly granted pursuant to a separate written agreement executed by Licensee. Licensor is relying solely upon its own evaluation of the Shares and assumes all risks associated with ownership thereof. Licensor agrees to execute and comply with any lock-up agreement reasonably required by the underwriters in connection with the public offering.

5.4	No Additional Consideration.

Following delivery of the Purchase Price, no further consideration shall be due from Licensee to Licensor.

ARTICLE 6
SUBLICENSES AND ASSIGNMENTS

6.1	Sublicenses.

Licensee may grant sublicenses to any third party without the consent of Licensor. Licensee shall advise Licensor of any sublicenses twenty (20) business days in advance of the transaction(s).

6.2	Transfers.

Licensee may assign, transfer, pledge, contribute or otherwise dispose of this Agreement or any rights hereunder in connection with any merger, financing transaction, sale of assets, change of control or other transaction without the consent of Licensor. Licensee shall advise Licensor of any transfers twenty (20) business days in advance of the transaction(s).

ARTICLE 7
DELIVERY OF ASSETS

If requested by Licensee, Licensor shall deliver to Licensee, within twenty (20) business days, all materials relating to the Licensed Intellectual Property, including:

(a)	patent files and prosecution records;

(b)	trademark records;

(c)	source code and software repositories;

(d)	technical specifications and documentation;

(e)	manufacturing information;

(f)	supplier and vendor information;

(g)	testing data;

(h)	regulatory submissions and approvals;

(i)	customer and distributor information;

(j)	all other materials reasonably necessary to exploit the Licensed Intellectual Property.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF LICENSOR

Licensor represents and warrants that:

8.1	Ownership.

Licensor is the sole and exclusive owner of the Licensed Intellectual Property or possesses all rights necessary to grant the license contemplated herein.

8.2	No Encumbrances.

Licensor has not granted and shall not grant any license, covenant not to sue, security interest, option, right of first refusal, right of first negotiation or other interest inconsistent with this Agreement. The Licensed Intellectual Property is and will remain free and clear of all liens, claims, encumbrances, security interests, licenses, options and other restrictions.

8.3	Authority.

Licensor has full authority to execute and deliver this Agreement.

8.4	No Conflicts.

The execution and performance of this Agreement does not violate any agreement, order or law applicable to Licensor.

8.5	No Prior Grants.

Licensor has not granted any rights inconsistent with the rights granted herein.

8.6	Litigation.

Except as disclosed on Schedule C, there are no pending or threatened claims relating to ownership or validity of the Licensed Intellectual Property.

8.7	Infringement Notices.

Licensor has not received written notice alleging that the Licensed Intellectual Property infringes the rights of any third party.

ARTICLE 9
INDEMNIFICATION

Licensor shall indemnify, defend and hold harmless Licensee and its affiliates, officers, directors, managers, employees, successors and assigns from and against any losses, damages, liabilities, costs and expenses arising from:

(a)	any breach of this Agreement;

(b)	any breach of any representation or warranty;

(c)	any claim that Licensor lacked authority to grant the rights granted herein;

(d)	any claim of ownership adverse to Licensee's rights under this Agreement; or

(e)	any prior grant, license, lien or encumbrance affecting the Licensed Intellectual Property.

The obligations contained in this Article shall survive indefinitely.

ARTICLE 10
ENFORCEMENT

10.1	Control.

Licensee shall have the sole and exclusive right to prosecute, maintain, defend and enforce the Licensed Intellectual Property.

10.2	Cooperation.

Licensor shall cooperate with Licensee in connection with enforcement efforts and shall execute such documents as Licensee reasonably requests.

ARTICLE 11
BANKRUPTCY PROTECTION

The parties acknowledge that the Licensed Intellectual Property constitutes “intellectual property” within the meaning of Section 101(35A) of the Bankruptcy Code. If Licensor becomes a debtor under the Bankruptcy Code, Licensee shall be entitled to retain and exercise all rights granted under this Agreement pursuant to Section 365(n) of the Bankruptcy Code. Licensor acknowledges and agrees that Licensee's rights under this Agreement are vested property rights and shall not be impaired by any insolvency proceeding.

ARTICLE 12
NON-COMPETITION

During the term of this Agreement, Licensor shall not, directly or indirectly:

(a)	develop, manufacture, market or sell products competitive with the Licensed Products;

(b)	license or transfer any rights in the Licensed Intellectual Property;

(c)	disclose any Licensed Intellectual Property except as expressly authorized by Licensee.

ARTICLE 13
OPTION TO ACQUIRE TITLE

Upon receipt of written notice from Licensee, Licensor shall execute and deliver all documents reasonably necessary to transfer legal title after they have reached a consensus on the agreed upon terms for this transfer.

ARTICLE 14
CONFIDENTIALITY

Licensor shall maintain the confidentiality of all Licensed Intellectual Property and shall not disclose any portion thereof to any third party without Licensee's prior written consent.

ARTICLE 15
MISCELLANEOUS

15.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts-of-law principles.

15.2	Waiver of Jury Trial.

EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.3	Specific Performance.

The parties acknowledge that monetary damages may be inadequate and that either party may seek specific performance and injunctive relief. Licensor acknowledges that breach of Articles 3, 4, 7, 8, 10, 12, 13 and 14 would cause irreparable harm to Licensee.

15.4	Entire Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations and agreements.

15.5	Amendments.

This Agreement may be amended only by a written instrument signed by both parties.

15.6	Counterparts.

This Agreement may be executed electronically and in one or more counterparts, each of which shall be deemed an original.

15.7	Further Assurances.

Licensor shall execute and deliver such instruments and take such actions as Licensee reasonably requests to evidence, perfect, record, maintain, enforce or transfer Licensee’s rights. Licensee may record a memorandum of this Agreement or such other documents as Licensee determines necessary to evidence its rights.

15.8	Survival.

All representations, warranties, covenants and indemnitees shall survive execution, delivery, the Effective Date and consummation of the transactions contemplated hereby.

15.9	No Partnership; No Joint Venture.

The Parties are independent contracting parties. Nothing contained in this Agreement shall be deemed or construed to create any partnership, joint venture, association, fiduciary relationship, agency, co-adventurer relationship, franchise, employment relationship, or other similar relationship between the Parties. Neither Party shall have any authority to bind, obligate, or incur any liability on behalf of the other Party, nor shall either Party represent to any third party that it possesses such authority. The rights granted under this Agreement are solely contractual in nature. The Parties acknowledge and agree that this Agreement does not impose upon either Party any duty to act for the benefit of the other Party, and neither Party owes any fiduciary or similar duties to the other arising from this Agreement or the transactions contemplated hereby. Without limiting the foregoing, Licensee shall have no obligation to develop, commercialize, manufacture, market, distribute, sell, exploit, maintain, enforce, defend, prosecute, improve, or otherwise utilize the Licensed Technology, and no failure by Licensee to undertake any such activities shall give rise to any claim by Licensor or be deemed a breach of this Agreement.

LICENSOR:

GB SCIENCES, INC.

By:
Name:	Andrea Small-Howard
Title:	CEO & CSO

LICENSEE:

ENCORE MEDICAL, INC.

By:
Name:	Joseph A Marino
Title:	President & CEO

SCHEDULE A

Licensed Technology

Licensed Technology means the rights to the assets set forth below on this Schedule A necessary for Licensee to develop, improve, market and otherwise commercialize the products and technologies, together with their progenies, owned by Licensee as of the date of this Agreement.

The Licensed Technology includes the exclusive right to use GS Sciences PhAROS AI/software and platforms in all applications of human patient selection, such as selection of patients for various procedures, surgeries, drug treatments, interventions and any other processes or interactions as may be used in the treatment of human patients.

Title: METHOD AND SYSTEMS FOR PHYTOMEDICINE ANALYTICS FOR RESEARCH OPTIMIZATION AT SCALE (014 Patent Family)

US Patent Application: 17/501,498Filing Date: October 14, 2021

WIPO Patent Application: PCT/US2021/055056 Filing Date: October 14, 2021 CA Patent Application: CA3198596Filing Date: April 14, 2023

EP Patent Application: EP218811149Filing Date: April 14, 2023

KR Patent Application: KR1020237016319Filing Date: April 14, 2023 TW Patent Application: TW110138173Filing Date: April 14, 2023 Inventors: Helen Turner, Alexander Stokes, and Andrea Small-Howard

GbS’ application will be reviewed as a novel AI-enabled platform for compiling, ordering, comparing, analyzing, evaluating, and recommending novel therapeutic applications of plant-based components derived from traditional medicines. National stage applications were entered in CA, EP, TW, and KR on April 14, 2023. Claims benefit of U.S. Patent Application number 63/091,816 that was originally filed on October 14, 2020 and U.S. Patent Application numbers 63/221,334, 63/221,358, 63/221,364, 63/221,365, 63/221,366, 63/221,367, and 63/221,371 that were originally filed on July 13, 2021.

SCHEDULE B

Licensed Copyrights and Trademarks

(List all branding assets required to support the Licensed Technology here)

PhAROS™ Trademark Application number 99611718; pending as of October 2021

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SCHEDULE C

Litigation

(List all existing and pending litigation here)

No litigation

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